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                                                                     EXHIBIT 3.2


                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   LEXENT INC.

               LEXENT INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

               1. The name of the Corporation is LEXENT INC. The Corporation was originally incorporated under the name NATIONAL NETWORK SERVICES CORP., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 26, 1998.

               2. The following resolution declaring advisable the second amendment and restatement of the Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation. The resolution is as follows:

               RESOLVED that the second amendment and restatement of the Certificate of Incorporation of the Corporation is hereby declared advisable, and that such Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

               "FIRST:   The name of the Corporation is LEXENT INC.

               SECOND:   The address of the registered office of the Corporation
        in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

               THIRD:    The purpose for which the Corporation is formed is to
        engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

               FOURTH:   The total number of shares of all classes of stock
        which the Corporation shall have authority to issue is 125,000,000 shares, consisting of 5,000,000

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        shares of Preferred Stock, $.001 par value ("Preferred Stock") and
        120,000,000 shares of Common Stock, $.001 par value ("Common Stock").

               The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the
        Corporation:

                               A. PREFERRED STOCK

               The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, determination of the following:

                      1. The number of shares constituting that series and the distinctive designation of that series;

                      2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

                      3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                      4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                      5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                      6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;


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                      7.   The rights of the shares of that series in the event
               of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                      8. Any other relative rights, preferences and limitations of that series.

               All cross-references in each subdivision of this Article FOURTH refer to other paragraphs in such subdivision unless otherwise indicated.

                                 B. COMMON STOCK

               All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges:

                      1. Dividends. When and as dividends are declared upon the Common Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

                      2. Voting Rights. Each holder of Common Stock shall be entitled to one vote per share.

               FIFTH:    In furtherance and not in limitation of the powers
        conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors.

               SIXTH:    The Corporation reserves the right at any time and from
        time to time to amend, alter, change or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

               SEVENTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing

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        violation of law, (iii) under Section 174 of the General Corporation
        Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

               EIGHTH:   Every person now or hereafter serving as a director or
        officer of the Corporation and every such director or officer serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Corporation in accordance with and to the fullest extent permitted by law for the defense of, or in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or in connection with such service. Expenses incurred by any person so entitled to indemnification in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

               NINTH:    This Article Ninth of the Second Amended and Restated
        Certificate of Incorporation is inserted for the management of the business and for the conduct of the affairs of the Corporation.

                      A. Election of Directors. Except as otherwise provided by law, Directors shall be elected at the annual meeting of stockholders. Acceptance of the office of Director may be expressed orally or in writing, and attendance at the organization meeting shall constitute such acceptance.

                      B. Number of Directors. The number of Directors shall be such number as shall be determined from time to time by the Board of Directors.

                      C. Term of Directors. The Directors shall be classified in accordance with the By-laws of the Corporation with respect to time for which they shall severally hold office by dividing them into three classes, each consisting of one-third, or as equal in number as possible, of the whole number of the Board of Directors, and all Directors shall hold office until their successors are chosen and qualified, or until their earlier death, resignation, or removal.

                      D. Quorum and Manner of Acting. Unless otherwise provided by law, the presence of 50% of the whole Board of Directors (or any committee thereof) shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the Directors present may adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. At

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        all meetings of Directors, a quorum being present, all matters shall be in accordance with the By-laws of the Corporation.

                      E. Removal of Directors. Any Director or Directors may be removed, with or without cause, at any time, in accordance with the By-laws of the Corporation.

                      F. Vacancies on Board. Any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and newly created directorships resulting from any increase in the number of directors shall be filled by the Board of Directors, or if not so filled, in accordance with the By-laws of the Corporation.

                      G. Nominations; Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the By-laws of the Corporation.

                      H. Special Meetings of Stockholders. Except as otherwise required by law, special meetings of the stockholders for any purpose or purposes may be called only by the Chairman of the Board, the President, or a majority of the entire Board of Directors. Only such business as is specified in the notice of any special meeting of the stockholders shall come before such meeting.

                      I. Stockholder Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders must be taken at such a meeting of stockholders. Stockholders of the Corporation are not entitled to take corporate action without a meeting held in accordance with the By-laws of the Corporation."

               3. The foregoing resolutions were duly adopted by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, and have been duly adopted pursuant to the requirements of Sections 242 and 245 of said General Corporation Law.

               4. The capital of the Corporation will not be reduced under, or by reason of, the foregoing Second Amended and Restated Certificate of Incorporation of the Corporation.

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               IN WITNESS WHEREOF, the Corporation has caused this Second
Amended and Restated Certificate of Incorporation to be signed by Alf T. Hansen,
its President and Chief Executive Officer, this     day of     , 2000.

                                               --------------------------------
                                               Alf T. Hansen
                                               President and
                                               Chief Executive Officer


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